Exhibit 5.1

[Shibolet & Co. letterhead]

Tel Aviv, May 11, 2011

Camtek Ltd.
P.O. Box 631
Migdal Haemek, 10556
Israel

Re: Camtek Ltd. – Registration Statement on Form F-3 for the offer and sale of ordinary shares

Ladies and Gentlemen:

We have acted as Israeli counsel to Camtek Ltd., an Israeli company (the “Company”), in connection with the registration on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of Ordinary Shares of the Company, par value of NIS 0.01 each  (the “Shares”), for offer and sale from time to time in one or more offerings by the Company of Shares having an aggregate offering price of up to 25,000,000 million $US and  by selling shareholders of  4,000,000 Shares (the "Offer").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In our capacity as your Israeli counsel in connection with your preparation and filing of the Registration Statement, we have examined the Company’s Articles of Association and protocols of meetings of the board of directors of the Company and its shareholders with respect to the Offer, which were presented to us by the Company. We have assumed that the Company presented to us all such protocols and documents relating to or having any bearing on the Plans.

In connection with the authorization, issuance and sale of the Shares pursuant to the Offer, and for purposes of this opinion, we have assumed, without having conducted any independent investigation or verification, that the documents we examined are in full force and effect and have not been amended or otherwise modified and that all actions, resolutions, documents and other instruments required under the Offer and all related documents have been and shall be, with regard to future actions, duly and validly taken by the Company and authorized by all relevant persons and entities and have been or shall be duly, validly and timely completed in the manner required both with regard to their adoption procedures and to their contents. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that, if, as and when the Shares have been sold by the Company or any of the selling shareholders and the consideration therefor received, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

Very truly yours,

/s/ Shibolet & Co
Shibolet & Co
Advocates & Notary